Exhibit 9.1

VOTING TRUST AGREEMENT

This AGREEMENT (the “Agreement”) is made this 17th day of March, 2015, by and between (i) Christian M. Zugel, (ii) Laureen Lim, (iii) Sonia Zugel, (iv) Family Trust u/ Christian M. Zugel 2005 GRAT, (v) Zugel Family Trust (collectively, the “Depositors”), (vi) Christian M. Zugel, as trustee (the “Trustee”) and (vii) ZAIS Group Holdings, Inc. (“Holdings”).

The Depositors, together with any subsequent Holders (as defined below), the Trustee and Holdings are referred to collectively as the “Parties”.

RECITALS

A.            Christian M. Zugel was the owner and holder of 47.5% of the membership interests of ZAIS Group Parent, LLC prior to the Investment Transaction (as defined below).

B.           Laureen Lim was the owner and holder of 20% of the membership interests of ZAIS Group Parent, LLC prior to the Investment Transaction.

C.           Mark Mahoney and Fiduciary Trust International of Delaware, as trustees of the Family Trust u/ Christian M. Zugel 2005 GRAT, were the owners and holders of 15% of the membership interests of ZAIS Group Parent, LLC prior to the Investment Transaction.

D.           Sonia Zugel was the owner and holder of 10% of the membership interests of ZAIS Group Parent, LLC prior to the Investment Transaction.

E.           Mark Mahoney and Fiduciary Trust International of Delaware, as trustees of the Zugel Family Trust, were the owners and holders of 7.5% of the membership interests of ZAIS Group Parent, LLC prior to the Investment Transaction.

F.           The Depositors entered into a Limited Liability Company Agreement of ZAIS Group Parent, LLC (formerly known as River Rain, LLC), dated as of October 28, 1997, as amended, to reflect and set forth their respective rights and obligations with respect to ZAIS Group Parent, LLC.

G.           The Depositors and ZAIS Group Parent, LLC have entered into an Investment Agreement, dated as of September 16, 2014, as amended (the “Investment Agreement”) with Holdings wherein Holdings has made an investment in ZAIS Group Parent, LLC and has become the managing member of ZAIS Group Parent, LLC (the “Investment Transaction”).

H.           In connection with the Investment Transaction, Holdings caused 20,000,000 shares of Class B common stock, par value $0.000001 per share, of Holdings (the “Stock”) to be transferred to the Depositors.

I.            Notwithstanding the appointment of Holdings as managing member of ZAIS Group Parent, LLC as required under the Investment Agreement, the Depositors desire that Christian M. Zugel indirectly continue to have significant influence over ZAIS Group Parent, LLC on and after the effective date of the Investment Transaction, both directly and indirectly through Holdings, by controlling the Stock through a voting trust.

J.           The Depositors desire to enter into this Agreement to, among other things, create a voting trust pursuant to Section 218 of the Delaware General Corporation Law and to deposit the Stock into such voting trust and to grant the Trustee the power to transfer and surrender the stock to Holdings in accordance with the terms of this Agreement and the Exchange Agreement, dated March 17, 2015 (the “Exchange Agreement”), by and between Holdings, ZAIS Group Parent, LLC and the Depositors.

K.          The Trustee has consented to act as Trustee hereunder upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, promises and undertakings herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.          Creation of Voting Trust. Subject to the terms and conditions of this Agreement, a voting trust (this “Trust”) is hereby created and established in accordance with Section 218 of the Delaware General Corporation Law. The Depositors and the Trustee agree and acknowledge that this Trust is not limited to the voting of the Stock and also governs the transfer of the Stock. The Trustee accepts the trust created by this Agreement and agrees to the Trustee’s appointment as Trustee with all attendant rights and duties hereunder.

2.          Name of Trust. The Trust created by this Agreement and any amendments hereto may be referred to as the “ZGH Class B Voting Trust”.

3.          Voting Trust Agreement. Upon the execution of this Agreement by all the Parties hereto, the Trustee shall file an executed counterpart of this Agreement (and of every supplemental or amendatory agreement) at Holdings’ principal office in Two Bridge Avenue, Suite 322, Red Bank, NJ 07701. The copy of this Agreement so filed shall be open to inspection daily during business hours by any stockholder of Holdings and by any Holder, in person or by agent or attorney, as provided in Section 218 of the Delaware General Corporation Law.

4.          Transfers of Stock to the Trustee. Upon the execution of this Agreement by the Parties hereto, the Depositors shall deposit the Stock, representing all of the Class B Common Stock of Holdings then owned directly or beneficially by the Depositors and all of the Class B Common Stock of Holdings authorized, issued and outstanding, with the Trustee. The certificates evidencing such shares of Stock shall be accompanied by such instruments of transfer, duly endorsed in blank or to the Trustee, sufficient to enable the Trustee to cause such certificates to be transferred into the Trustee’s name, as Trustee under this Agreement. Upon receipt by the Trustee of the certificates for such shares of Stock and the transfer of the same into the name of the Trustee, the Trustee shall hold such Stock subject to the terms of this Agreement.

5.          Uncertificated Shares. Because the Board of Directors of Holdings provided by unanimous written resolution that all ownership of Class B Common Stock of Holdings shall hereinafter be uncertificated, the Trustee shall surrender the certificates evidencing the Stock to Holdings and no certificate representing the Stock shall be issued to the Trustee, but the Trustee’s record ownership of the Stock shall be recorded on Holdings’ books and records. The interest of the Depositors in the Stock deposited by them shall also be uncertificated. The Trustee hereby agrees with the Depositors that such interest shall be recorded in an ownership ledger maintained by the Trustee. The Depositors and any other owner of the Stock permitted pursuant to this Agreement and that becomes a party to this Agreement is referred to herein individually as a “Holder” and collectively the “Holders.”

6.          Transfer or Exchange of Shares of Stock. Interests in shares of Stock are transferable on the ownership ledger of the Trustee by a Holder in person or by authorized attorney only with the written consent of the Trustee (according to the rules, if any, established for that purpose by the Trustee). Any transfer by any Holder of any interest in the shares of Stock in violation of this Agreement shall be null and void ab initio. Without prejudice to the foregoing, this Agreement shall continue in full force and effect notwithstanding any attempted transfer in violation of this Agreement or operation by any statute of distribution or descent by reason of the death of a Holder. Every permitted transferee of shares of Stock hereunder shall be required to become a party to this Agreement by executing a joinder agreement in the form of Exhibit A hereto, with the same force and effect as if such transferee had signed this Agreement, and such transferee shall for all purposes be considered a Holder hereunder.

7.          Trustee to Vote Stock. During the term of this Agreement, the Trustee shall have full power and authority, and the Trustee is hereby fully empowered and authorized, to represent, and act in the name and stead of, the Holders of the Stock, including, but not limited to, such Trustee having the right to vote in person or proxy or to act by written consent or waiver with respect to said Stock in the sole discretion of the Trustee, at all meetings of the shareholders of Holdings, in the election of directors and upon any and all matters in question of any character whatsoever which may be brought before such meetings or require the consent of the shareholders of Holdings, as fully as any Holder might do if personally present, including but not limited to, the removal of any director or the entire Board of Directors and the approval of a merger or consolidation, the sale, lease or exchange of all or substantially all of the assets of Holdings, the mortgage or pledge of Holdings’ assets and the dissolution of Holdings, or any other major corporate transaction and such Trustee having the right to surrender or transfer the Stock in accordance with Section 10 and the Exchange Agreement. The Trustee shall not be required to poll any Holder or otherwise to act in accordance with any Holder’s instructions before voting such Stock.

8.          Distributions. If applicable, it is agreed that all cash or property distributions, the value of which per share shall not exceed the Stock’s par value ($0.000001) per share, shall be the property of the registered holders of interests of the Stock upon which such distributions are made; and the Trustee for itself and its successors in the Trust, covenants and agrees that it will promptly pay or cause to be paid to or upon the written order of the registered holders from time to time of interests of the Stock, their proportionate amounts of any such cash or property distributions collected by the Trustee or its successor upon the Stock with respect to which such interests of the Stock are held.

If applicable, all distributions to be made by the Trustee hereunder shall be distributed to those persons who shall be registered holders of interests of the Stock on the date which determines as to shareholders the ownership of such distributions. From time to time the Trustee shall execute and deliver or cause to be delivered to Holdings, and/or its disbursing agent, if any, proper orders authorizing and directing Holdings to pay as aforesaid any and all distributions that may from time to time become due and payable upon the Stock, to or upon the order of the registered holders respectively of such interests of the Stock entitled to receive the same. Upon the delivery by the Trustee to Holdings of any order as aforesaid, all further obligation or duty of the Trustee with respect to distributions referred to in such order shall terminate.

9.          Admission of Additional Holder. A prospective Holder may only be added if (i) the prospective Holder is a permissible transferee of shares of Stock pursuant to this Agreement, (ii) the prospective Holder shall have first executed a copy of this Agreement, agreeing to be bound by all of the terms hereof, with such execution occurring by signing and delivering to the Trustee an executed joinder agreement as set forth in Exhibit A to this Agreement and (iii) the Trustee agrees and accepts such joinder agreement as provided therein. Following the execution of such joinder agreement and acceptance by the Trustee, the prospective Holder shall be deemed to be a Holder within the meaning of this Agreement, shall be added to the books and records of Holdings and shall be entitled to all of the rights and benefits and subject to all of the duties and liabilities arising pursuant thereto.

10.         Surrender of Stock; Transfer of Stock. Pursuant to the Exchange Agreement, if the Trustee is required to surrender to Holdings any or all shares of Stock, the Holders and the Trustee hereby agree that the Trustee shall surrender to Holdings such shares of Stock without any action or consent of the Holders and such Stock shall be deemed released from the Trust. Upon surrendering any shares of Stock, the Trustee shall instruct Holdings to cancel the Stock and to update Holdings’ Class B Common Stock ledger to reflect such cancellation and the Trustee shall update the ownership ledger maintained by the Trustee to reflect the reduction in the interest of the Stock still held by such Holders on a proportional basis among the Holders based on each Holder’s ownership of Class A Units of ZAIS Group Parent, LLC immediately after such surrender and release of the Stock. Trustee agrees that it shall not directly or indirectly transfer, sell, assign, hypothecate, pledge or grant a proxy (other than a revocable proxy in connection with a meeting of the stockholders of Holdings) with respect to the Stock (or any interest therein), whether by operation of law or otherwise (each, a “Stock Transfer”), other than a surrender of the Stock to Holdings in accordance with this Section 10 and the Exchange Agreement. Any Stock Transfer in violation of the prior sentence shall be null and void ab initio.

11.         Successor Trustees.

(a)          Designation of Successor Trustees. If Christian M. Zugel by reason of his death or legal incompetency fails or ceases to act as trustee on or before such date that is eighteen months from the date of this Agreement, Bruce Cameron shall be trustee. If Christian M. Zugel for any reason fails or ceases to act as trustee after such date that is eighteen months from the date of this Agreement, or if Bruce Cameron for any reason fails or ceases to act as trustee at any time, Sonia Zugel shall be trustee. In the event that Sonia Zugel is unable or unwilling to act as trustee pursuant to this Agreement or for any reason fails or ceases to act as a trustee, a successor trustee shall be appointed by consent of at least two of the following individuals: Michael Szymanski, Mark Mahoney and Howard Steinberg; provided that if any such individual dies or becomes incompetent, then the successor trustee shall be appointed by agreement of such remaining individual(s) that are alive and not incompetent.

12.         Trustee’s Liability. The Trustee shall vote the Stock transferred to the Trust in the Trustee’s sole and absolute discretion and shall not be liable for any vote cast or not cast, or consent given or not given by the Trustee.

13.         Trustee’s Indemnity. Except to the extent prohibited by law, the Trustee shall be held harmless and indemnified fully by the Holders against all costs, charges, expenses and other liabilities, including reasonable attorney’s fees, incurred by the Trustee in the exercise of any power conferred upon the Trustee by this Agreement or arising or relating to this Agreement (excluding actions or omissions of the Trustee in bad faith).

14.         Term of Trust. The Trust created by this Agreement is expressly declared to be irrevocable and shall commence upon the date of this Agreement and shall terminate upon the date on which the Trust no longer holds any Stock. At any time within 20 days after the termination of this Agreement, the Trustee shall instruct Holdings to cancel any remaining shares of Stock listed as outstanding on Holdings’ Class B Common Stock ledger. Upon such cancellation all further liability of the Trustee shall cease, and the Trustee shall not be required to take any further action hereunder.

15.         Information. The Trustee shall deliver to the Holders all notices, reports, statements, and other communications received by the Trustee from Holdings which are intended for Holdings’ shareholders.

16.         Compensation and Reimbursement of Trustee. The Trustee shall serve without compensation.

17.         Books and Records. The Trustee shall maintain, or cause to be maintained, such books and records as are necessary or appropriate to enable the Trustee to carry out the terms and provisions of this Agreement.

18.         Other Interests in Holdings. Nothing herein shall disqualify or incapacitate a Trustee or a Trustee’s employees or agents from serving Holdings or any of its subsidiaries or affiliates as an officer or director, or in any other capacity, and receiving compensation in any such capacity or voting for himself or herself in any such capacity. A Trustee, a Trustee’s employees and agents and any company or other entity of which any of the foregoing individuals may be a member, agent, employee, trustee, depositor, director, or officer may contract with or be or become pecuniarily interested, directly or indirectly, in any matter or transaction to which Holdings, any subsidiary or affiliate may be a party or in which it may be concerned, as fully and freely as though such Trustee were not a Trustee hereunder. Any Trustee may as an individual or as trustee for another or others, be interested in the purchase or sale of the capital stock of Holdings or any of its subsidiaries, or of interests in the Stock or of any property owned by Holdings or any of its subsidiaries. The Trustee may appoint and employ agents and attorneys as in its discretion may be convenient and advisable in the administration of any of its powers and duties hereunder and may remove them at pleasure. The Trustee may delegate to a proxy or proxies the right to vote and act for it at any meeting of stockholders of Holdings; provided that such proxy shall be revocable and terminate immediately after such stockholder meeting.

19.         Deliveries to Parties. Unless otherwise provided herein, any notices, requests, demands, consents, instructions, or other communications required or contemplated by this Agreement to be given to the Trustee, Holdings, or any Holder shall be in writing and shall be sufficiently given if sent by United States mail, postage prepaid, by certified or registered mail, or by facsimile, or if delivered by Federal Express, UPS, or other commercial delivery service, to such party at such party’s address as set forth in the registration and transfer books maintained by the Trustee, and shall be deemed delivered on the date delivered to such address. All distributions of cash, shares of Stock, or other property by the Trustee to the Holders may be made, in the discretion of the Trustee, by mail (regular or registered mail, as the Trustee deems advisable), in the same manner as provided for the giving of notices to the Holders.

20.         Severability. In the event that any portion or portions of this Agreement shall be held, ruled, or deemed to be void or unenforceable, all parties consent and agree that such portion or provision shall be thereby deemed stricken from this Agreement or amended to the extent necessary so as to be valid and enforceable, and that the remainder of this Agreement shall continue in full force and effect.

21.         Merger; Amendment. This Agreement and the Exchange Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments, or understandings with respect to the matters provided for herein. This Agreement shall not be amended, altered, or modified except by a written instrument that expressly refers to this Agreement, is signed by each Party and is filed with Holdings’ principal office in Two Bridge Avenue, Suite 322, Red Bank, NJ 07701 and registered office within the State of Delaware.

22.         Specific Enforcement. Each Party shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights existing in their favor. The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each Party may in his, her, or its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief, without posting a bond or other security, in order to enforce or prevent any violation of the provisions of this Agreement.

23.         Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

24.         Miscellaneous Provisions.

(a)          Incorporation. The foregoing recitals are incorporated into this Agreement.

(b)          Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their respective heirs, executors, administrators, successors and assigns.

(c)          Gender. Where the context so requires, the singular shall include the plural, and the masculine gender shall be deemed to include the feminine and the neuter and vice versa.

(d)          Headings. The headings of the sections are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

(e)          Counterparts. This document may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The execution and delivery by one party of a facsimile or a .pdf file of this document to the other party with a facsimile or a .pdf file of such party’s signature hereon shall be deemed a delivery of an originally executed agreement for all purposes, and be fully binding.

(f)          Representations. Each Party severally and not jointly, represents and warrants that, as of the date hereof (i) if it is not a natural person, it is duly incorporated or formed and, the extent such concept exists in its jurisdiction of organization, is in good standing under the laws of such jurisdiction, (ii) it has all requisite legal capacity and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby, (iii) if it is not a natural person, the execution and delivery of this Agreement by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of such Party, (iv) this Agreement constitutes a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, (v) the execution, delivery and performance of this Agreement by such Party and the consummation by such party of the transactions contemplated hereby will not (A) if it is not a natural person, result in a violation of the certificate of incorporation, bylaws, trust agreement or other organizational documents of such Party or (B) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Party is a party, or (C) result in a violation of any law, rule, regulation, order, judgment or decree applicable such Party, except with respect to clauses (B) or (C) for any conflicts, defaults, accelerations, terminations, cancellations or violations, that would not in any material respect result in the unenforceability against such Party of this Agreement.

*                         *                         *

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

Depositors	Trustee

/s/ Christian M. Zugel
Christian M. Zugel, Member	/s/ Christian M. Zugel
Christian M. Zugel
/s/ Laureen Lim
Laureen Lim, Member

/s/ Mark Mahoney, Trustee
Mark Mahoney, as trustee of the Family Trust u/ Christian M. Zugel 2005 GRAT and as trustee of the Zugel Family Trust, Members

/s/ Dorothy K. Scarlett
Fiduciary Trust International of Delaware, as trustee of the Family Trust u/ Christian M. Zugel 2005 GRAT and as trustee of the Zugel Family Trust, Members

/s/ Sonia Zugel
Sonia Zugel, Member

THE UNDERSIGNED ALSO HEREBY ACKNOWLEDGES RECEIPT OF A COUNTERPART OF THE WITHIN AGREEMENT, WHICH HAS BEEN DEPOSITED WITH HOLDINGS, THIS 17TH DAY OF MARCH, 2015.

ZAIS Group Holdings, Inc.

By:	/s/ Michael F. Szymanski

Its:	Chief Executive Officer, President and Director

EXHIBIT A

The undersigned having read the ZGH Class B Voting Trust Agreement dated March 17, 2015, as amended and attached hereto, by and between the Depositors and the Trustee (each as defined therein), hereby agrees to be bound by all of the terms of that Voting Trust Agreement, as from time to time amended.

Dated _______________, 20___.

SAMPLE

Agreed to and Accepted

on _______________, 20__.

By:
Its: